NEWS RELEASE

Investor/Media Contact:
Thomas B. Testa, 973-515-1885
Email: IR@gentek-global.com

GenTek Inc Reports Third Quarter 2009 Results; Posts a 103% improvement in Operating Profit

PARSIPPANY, N.J., October 21, 2009 – GenTek Inc. (NASDAQ: GETI) today announced results for the third quarter ended September 30, 2009. For the third quarter of 2009, GenTek had revenues totaling $140.8 million and operating profit of $35.6 million. This compares to revenues of $169.1 million and operating profit of $17.6 million in the prior-year period. The significant improvement in year over year operating profit is primarily due to the results in the performance chemicals segment. Performance chemicals continues to benefit from the combined impact of selling price increases implemented over the course of 2008 coupled with moderating raw material costs. The Company recorded income from continuing operations of $22.8 million, or $2.20 per diluted share, compared to income from continuing operations of $7.4 million, or $0.66 per diluted share, in the third quarter of 2008.

For the nine months ended September 30, 2009, GenTek had revenues totaling $391.1 million and operating profit of $93.5 million. This compares to revenues of $460.9 million and operating profit of $37.3 million for 2008. The improvement in operating profit was driven by the results in the performance chemicals segment which more than offset weakness in valve actuation systems resulting from the downturn in global automotive markets. The Company had income from continuing operations of $57.1 million, or $5.58 per diluted share in the first nine months of 2009, compared to income from continuing operations of $16.8 million, or $1.50 per diluted share, in the comparable prior-year period.

The Company had $97.5 million of cash and $211.4 million of debt outstanding as of September 30, 2009.

For the third quarter of 2009, adjusted EBITDA was $45.1 million which was an increase of $19.4 million from the prior year. For the nine months ended September 30, 2009, adjusted EBITDA was $117.7 million which was an increase of $53.7 million from the prior-year period.

“We continue to benefit from outstanding results in the performance chemicals segment driven in large part by the water treatment market. Although selling prices have begun to moderate associated with lower raw material costs we expect continued strong margin performance for the remainder of the year. In addition, valve actuation EBITDA for the quarter increased 36%, driven by materially reduced SG&A costs versus 2008, coupled with improved revenue trends as compared to the first six months of 2009. We expect valve actuation results to further improve in Q4 2009 and beyond as our new business awards begin to ship in October and we continue to implement further SG&A and plant cost reduction initiatives” said William E. Redmond, Jr. GenTek’s President and CEO.

With respect to guidance for fiscal year 2009, the Company expects revenues to be $503 million, net income to be $76 million and adjusted EBITDA to be $147 million.

Adjusted EBITDA

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2 for the third quarter and the attached Schedule 3 for the 2009 guidance. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. In addition, the Company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and valve actuation systems and components for automotive and heavy duty/commercial engines. GenTek operates over 50 manufacturing facilities and technical centers and has approximately 1,100 employees. GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and water treatment facilities. Additional information about the Company is available at www.gentek-global.com.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, the results of the tender offer to purchase for cash all of the outstanding shares of the Company’s common stock at a price of $38.00 per share, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	(Unaudited)
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Revenues	$140.8	$169.1	$391.1	$460.9
Cost of sales	93.0	138.4	261.3	384.1
Selling, general and administrative expense	10.6	12.2	34.2	36.5
(Gains) losses on disposition of long-term assets	0.0	(0.0)	0.2	1.6
Restructuring and impairment charges	1.6	0.9	1.9	1.4
Pension curtailment and settlement (gains)/losses	—	—	(0.0)	(0.0)

Operating profit	35.6	17.6	93.5	37.3
Interest expense, net	3.4	4.0	10.4	12.3
Other (income)/expense, net	(0.4)	0.7	(0.5)	0.3

Income from continuing operations before income taxes	32.6	12.9	83.6	24.7
Income tax provision	9.8	5.5	26.4	8.0

Income/(loss) from continuing operations	22.8	7.4	57.1	16.8
Income/(loss) from discontinued operations (net of tax benefit)	(0.5)	(0.1)	(0.6)	0.2

Net income/(loss)	$22.3	$7.3	$56.5	$17.0

Weighted average common shares	10.2	10.5	10.1	10.4
Weighted average common and equivalent shares	10.4	11.2	10.2	11.2
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$2.24	$0.71	$5.63	$1.61
Income/(loss) from discontinued operations	(0.05)	(0.01)	(0.06)	0.02

Net income/(loss)	$2.18	$0.70	$5.57	$1.64

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$2.20	$0.66	$5.58	$1.50
Income/(loss) from discontinued operations	(0.05)	(0.01)	(0.06)	0.02

Net income/(loss)	$2.14	$0.65	$5.52	$1.52

(1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months		Nine Months
	ended		ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$22.3	$7.3	$56.5	$17.0
Restructuring and impairment charges	1.6	0.9	1.9	1.4
Pension curtailment and settlement (gains)/losses	—	—	(0.0)	(0.0)
(Gains)/losses on disposition of long-term assets	0.0	(0.0)	0.2	1.6
Income tax	9.8	5.5	26.4	8.0
Net interest	3.4	4.0	10.4	12.3
Depreciation & amortization (1)	7.5	7.9	21.7	24.0
(Income)/loss from discontinued operations	0.5	0.1	0.6	(0.2)

Adjusted EBITDA	$45.1	$25.7	$117.7	$64.0

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.

Schedule 3

GenTek, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(in Millions)
(Unaudited)
2009
Guidance
Net income	$76
Restructuring and impairment charges	2
Pension curtailment and settlement (gains)/losses	(0)
(Gains)/losses on disposition of long-term assets	(13)
Income tax	35
Net interest	18
Depreciation & amortization (1)	28
(Income)/loss from discontinued operations	1

Adjusted EBITDA	$147

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.